Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2026 First Quarter

•	Total revenue from continuing operations increased 9%; constant currency organic revenue grew 8%
•	As reported EPS from continuing operations increased to $1.79; adjusted EPS increased to $2.34
•	Fiscal 2026 outlook updated

DUBLIN, IRELAND - (August 6, 2025) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2026 first quarter ended June 30, 2025. Total revenue from continuing operations for the first quarter of fiscal 2026 increased 9% to $1.4 billion compared with $1.3 billion in the first quarter of fiscal 2025. Constant currency organic revenue growth from continuing operations for the first quarter was 8%.

“We are pleased with a strong start to fiscal 2026,” said Dan Carestio, President and CEO of STERIS. “Our performance exceeded expectations and margins improved nicely, despite tariff headwinds. Revenue also benefited from favorable foreign currency during the quarter, which we anticipate will continue throughout the fiscal year.”

Total Company First Quarter Results from Continuing Operations
As reported, net income from continuing operations for the first quarter was $177.4 million or $1.79 per diluted share, compared with $139.8 million or $1.41 per diluted share in the first quarter of fiscal 2025. Adjusted net income for the first quarter of fiscal 2026 was $231.2 million or $2.34 per diluted share, compared with the previous year’s first quarter of $201.7 million or $2.03 per diluted share.

First Quarter Segment Results from Continuing Operations
Healthcare revenue as reported grew 8% in the first quarter to $974.7 million compared with $901.2 million in the first quarter of fiscal 2025. This performance reflected 13% improvement in service revenue, 6% growth in capital equipment revenue and 5% growth in consumable revenue. Constant currency organic revenue growth was 8% compared to last year’s first quarter. Healthcare operating income was $235.5 million compared with $216.9 million in last year’s first quarter. The increase in operating income was primarily due to improved volume, price, productivity and the benefit of prior restructuring efforts, which was partially offset by tariffs and inflation.

Fiscal 2026 first quarter revenue for Applied Sterilization Technologies (AST) increased 13% as reported to $281.2 million compared with $249.8 million in the same period last year. This performance reflected 12% growth in service revenue and a 46% increase in capital equipment revenue. Constant currency organic revenue growth was 10% compared to last year’s first quarter. Segment operating income was $136.7 million in the first quarter of fiscal 2026, compared with operating income of $117.7 million in the same period last year. The operating income increase compared with the prior year primarily reflects improved price and volume, which more than offset increased energy costs and labor inflation.

Life Sciences first quarter revenue as reported increased 5% to $135.2 million compared with $128.5 million in the first quarter of fiscal 2025. This performance reflected 8% growth in consumable revenue, 3% growth in service revenue, and 1% growth in capital equipment revenue. Constant currency organic revenue increased 4% compared to last year’s first quarter. Reflecting improvement in mix, price, and productivity, operating income increased to $58.7 million in the first quarter of fiscal 2026 compared with $52.6 million in the prior year’s first quarter.

Cash Flow
Net cash provided by operations for the first quarter of fiscal 2026 was $420.0 million, compared with $303.7 million in the first quarter of fiscal 2025. Free cash flow for the first quarter of fiscal 2026 was $326.5 million compared with $195.7 million in the prior year period. The increase in free cash flow during the period was driven primarily by the growth in earnings and improved working capital.

Board Announcements As of STERIS’s annual meeting, held July 31, 2025, the Company has announced three changes to the Board. Dr. Jaqueline Kosecoff and Dr. Richard Steeves have retired from the Board. Louis Shapiro, retired President and CEO of the Hospital for Specialty Surgery (HSS) has been elected to the Board.

“We are grateful to have benefitted from the counsel and expertise brought to the Board by Dr. Kosecoff and Dr. Steeves for many years,” said Carestio. “We wish them well in their future endeavors and thank them for their dedication to STERIS. We are excited to welcome Mr. Shapiro to our Board, as he adds additional perspective from the healthcare industry from his many years in leadership at HSS.”

Fiscal 2026 Outlook Updated
For fiscal 2026, the Company now expects as reported revenue from continuing operations to increase 8-9% compared with prior expectations of 6-7%. This change reflects a significant shift in foreign currency outlook, as we now anticipate approximately 200 basis points of favorability to revenue for fiscal 2026, based on forward rates through March 31, 2026. Expectations for constant currency organic revenue growth from continuing operations are unchanged at 6-7%. Adjusted earnings per diluted share from continuing operations is also unchanged in the range of $9.90 to $10.15, as favorable foreign currency changes will be offset by increased tariffs and higher employee healthcare benefit costs. Included in this outlook is the negative impact of tariffs, estimated to reduce pre-tax profit by approximately $45 million, compared with prior expectations of $30 million.

Capital expenditures are anticipated to be approximately $375 million. Free cash flow is now expected to be approximately $820 million, an increase from prior expectations of $770 million due to improvements in working capital.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, August 7, 2025, at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 2889488 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science products and services around the globe. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow, adjusted EPS and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for U.S. GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income, adjusted EPS and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs and gains or losses, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable U.S. GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with U.S. GAAP results and the reconciliations to corresponding U.S. GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This release may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology.

Many factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, those identified in STERIS’s recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation: (a) operating costs, pressure on pricing (including, without limitation, as a result of inflation), Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected and leading to erosion of profit margins; (b) STERIS’s ability to successfully integrate acquired businesses into its existing businesses, including unknown or inestimable liabilities, impairments, or increases in expected integration costs or difficulties in connection with the integration of such businesses; (c) changes in tax laws or interpretations or the adoption of certain income tax treaties in jurisdictions where we operate that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, or tariffs and/or other trade barriers; (d) the possibility that compliance with laws, court rulings, certifications, regulations, or other regulatory actions, or the outcome of any pending or threatened litigation, including the ethylene oxide litigation, may delay, limit or prevent new product or service introductions, impact production, supply and/or marketing of existing products or services, result in uncovered costs, or otherwise affect STERIS’s performance, results, prospects or value; (e) the potential of international unrest, including military conflicts, economic downturn and effects of currency fluctuations; (f) the possibility of delays in receipt of orders, order cancellations, or the manufacture or shipment of ordered products; (g) the possibility that anticipated growth, performance or other results may not be achieved, or that timing, execution, impairments, or other issues associated with STERIS’s businesses, industry or initiatives may adversely impact STERIS’s performance, results, prospects or value; (h) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto by non-U.S. governments; (i) the possibility that anticipated financial results, anticipated revenue, productivity improvements, cost savings, growth synergies, and other anticipated benefits of acquisitions, restructuring efforts, and divestitures will not be realized or will be less than anticipated; (j) the level of STERIS’s indebtedness limiting financial flexibility or increasing future borrowing costs; (k) the effects of changes in credit availability and pricing, as well as the ability of STERIS and STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed; (l) the impacts of increasing competition within our industry, which may exert pressure on our pricing strategy or lead to decreasing demand for our products and services; (m) the effects on our operations resulting from labor-related issues, such as strikes, unsuccessful union negotiations and other workforce disruptions; (n) the possibility of economic downturns and recessions, which could negatively impact our business by reducing consumer and Customer spending. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized.

STERIS plc
Consolidated Condensed Statements of Operations
(In millions, except per share data)	Three Months Ended June 30,

	2025	2024
	(Unaudited)	(Unaudited)
Revenues	$1,391.1	$1,279.5
Cost of revenues	763.1	707.1
Gross profit	628.0	572.4
Operating expenses:
Selling, general, and administrative	353.8	335.6
Research and development	26.4	25.6
Restructuring expenses	1.8	25.7
Total operating expenses	382.0	386.9

Income from operations	246.0	185.5
Non-operating expenses, net:
Interest expense	15.9	30.4
Interest and miscellaneous income	(1.8)	(1.3)
Gain on sale of business	—	(18.8)
Total non-operating expenses, net	14.1	10.3
Income from continuing operations before income tax expense	231.9	175.2
Income tax expense	53.9	35.3
Income from continuing operations, net of income tax	$178.0	$139.9
Income from discontinued operations, net of income tax	—	5.6
Net income	178.0	145.5
Less: Net income attributable to noncontrolling interests	0.6	0.1
Net income attributable to shareholders	$177.4	$145.4

Net income from continuing operations attributable to shareholders	$177.4	$139.8

Earnings per ordinary share (EPS) - Basic
Continuing Operations	$1.80	$1.41
Discontinued Operations	$—	$0.06
Total	$1.80	$1.47
Earnings per ordinary share (EPS) - Diluted
Continuing Operations	$1.79	$1.41
Discontinued Operations	$—	$0.06
Total	$1.79	$1.46

Cash dividends declared per share ordinary outstanding	$0.57	$0.52

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	98.4	98.9
Diluted number of shares outstanding	98.8	99.4

STERIS plc
Consolidated Condensed Balance Sheets
(in millions)
	June 30,	March 31,
	2025	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$279.7	$171.7
Accounts receivable, net	947.1	1,044.0
Inventories, net	641.2	581.3
Prepaid expenses and other current assets	189.8	203.8
Total current assets	2,057.8	2,000.8

Property, plant, and equipment, net	2,054.8	1,956.5
Lease right-of-use assets, net	163.5	156.4
Goodwill	4,223.1	4,095.7
Intangibles, net	1,817.2	1,854.4
Other assets	88.6	83.0
Total assets	$10,405.0	$10,146.8
Liabilities and equity
Current liabilities:
Accounts payable	$300.9	$280.8
Short-term indebtedness	—	125.0
Other current liabilities	625.7	616.4
Total current liabilities	926.6	1,022.2
Long-term indebtedness	1,903.1	1,918.7
Other liabilities	605.4	590.1
Total equity	6,969.9	6,615.8
Total liabilities and equity	$10,405.0	$10,146.8

STERIS plc
Segment Data

Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended June 30,
(in millions)	2025	2024
	(Unaudited)	(Unaudited)
Revenues:
Healthcare	$974.7	$901.2
AST	281.2	249.8
Life Sciences	135.2	128.5
Total revenues	$1,391.1	$1,279.5
Income (loss) from operations before adjustments:
Healthcare	$235.5	$216.9
AST	136.7	117.7
Life Sciences	58.7	52.6
Corporate	(114.0)	(101.8)
Total income from operations before adjustments	$316.9	$285.4
Less: Adjustments
Amortization of acquired intangible assets	$67.1	$67.7
Acquisition and integration related charges	0.5	2.3
Tax restructuring costs	0.2	0.5
Amortization of inventory and property "step up" to fair value	1.4	1.4
Restructuring charges	1.8	28.1
Income from operations	$246.0	$185.5

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in millions)
	Three Months Ended June 30,
	2025	2024
Operating activities:	(Unaudited)	(Unaudited)

Net income	$178.0	$145.5
Non-cash items	145.8	90.8
Changes in operating assets and liabilities	96.2	67.4
Net cash provided by operating activities	420.0	303.7
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(93.6)	(108.1)
Proceeds from the sale of property, plant, equipment, and intangibles	0.1	—
Proceeds from the sale of businesses	—	809.6
Acquisition of businesses, net of cash acquired	(15.0)	(13.7)
Net cash (used in) provided by investing activities	(108.5)	687.8
Financing activities:
Payments on Private Placement Senior Notes	(125.0)	—
Payments on term loans	—	(638.1)
Payments under credit facilities, net	(30.5)	(253.2)
Acquisition related deferred or contingent consideration	(0.1)	(0.1)
Repurchases of ordinary shares	(10.6)	(64.2)
Cash dividends paid to ordinary shareholders	(56.2)	(51.4)
Contributions from noncontrolling interest holders	—	2.5
Stock option and other equity transactions, net	9.3	5.6
Net cash used in financing activities	(213.1)	(998.9)
Effect of exchange rate changes on cash and cash equivalents	9.6	(1.3)
Increase (decrease) in cash and cash equivalents	108.0	(8.7)
Cash and cash equivalents at beginning of period	171.7	207.0
Cash and cash equivalents at end of period	$279.7	$198.3

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Three Months Ended June 30,
	2025	2024
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$420.0	$303.7
Purchases of property, plant, equipment, and intangibles, net	(93.6)	(108.1)
Proceeds from the sale of property, plant, equipment, and intangibles	0.1	—
Free Cash Flow	$326.5	$195.7

STERIS plc
Non-GAAP Financial Measures
(in millions, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our U.S. GAAP financial measures and the reconciliation to the corresponding U.S. GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three Months Ended June 30, (unaudited)
	As reported, U.S. GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	U.S. GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2025	2024	2025	2024	2025	2025	2025	2025
Segment revenues:
Healthcare	$974.7	$901.2	$—	$—	$4.6	8.2%	8.2%	7.6%
AST	281.2	249.8	—	—	5.9	12.6%	12.6%	10.2%
Life Sciences	135.2	128.5	—	—	1.3	5.2%	5.2%	4.2%
Total	$1,391.1	$1,279.5	$—	$—	$11.8	8.7%	8.7%	7.8%

STERIS plc
Non-GAAP Financial Measures (Continued)
(in millions, except per share data)

	Three Months Ended June 30, (unaudited)
	Continuing Operations
	Gross Profit		Income from Operations		Income from continuing operations, net of income tax		Income from discontinued operations, net of income tax		Net Income attributable to shareholders		Diluted EPS from continuing operations		Diluted EPS from discontinued operations		Diluted EPS (2)
	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024	2025	2024
As reported, U.S. GAAP	$628.0	$572.4	$246.0	$185.5	$178.0	$139.9	$—	$5.6	$177.4	$145.4	$1.79	$1.41	$—	$0.06	$1.79	$1.46
Adjustments:
Amortization of acquired intangible assets	1.1	0.5	67.1	67.7
Acquisition and integration related charges	—	0.6	0.5	2.3
Tax restructuring costs	—	—	0.2	0.5
Amortization of inventory and property "step up" to fair value	0.5	0.7	1.4	1.4
Restructuring charges	—	2.4	1.8	28.1
Gain on sale of business					—	(18.8)
Net impact of adjustments after tax(1)					53.8	80.6	—	5.5	53.8	67.2
Net EPS impact											0.55	0.62	—	0.05	0.55	0.68
Adjusted	$629.6	$576.6	$316.9	$285.4	$231.8	$201.7	$—	$11.1	$231.2	$212.6	$2.34	$2.03	$—	$0.11	$2.34	$2.14

(1) The tax expense includes both the current and deferred income tax impact of the adjustments.
(2) Diluted EPS is calculated independently for Diluted EPS from continuing operations and Diluted EPS from discontinued operations. The sum of Diluted EPS from continuing operations and Diluted EPS from discontinued operations may not equal Diluted EPS due to rounding.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in millions, except per share data)

FY 2026 Outlook	Twelve Months
Ended March 31, 2026
(Outlook)**

Net income from continuing operations per diluted share	$7.79 - $8.04
Amortization of acquired intangible assets	2.08
Restructuring	0.03
Adjusted net income from continuing operations per diluted share	$9.90 - $10.15

Cash flows from operating activities	$1,195.0
Purchases of property, plant, equipment, and intangibles, net	(375.0)
Free Cash Flow	$820.0

** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
First Quarter Fiscal 2026
For the Periods Ending June 30, 2025 and 2024
(in millions)	FY 2026	FY 2025
Total Company Revenues - Continuing Operations	Q1	Q1
Consumables	$435.0	$414.1
Service	700.6	623.2
Total Recurring	$1,135.6	$1,037.3
Capital Equipment	255.5	242.2
Total Revenues	$1,391.1	$1,279.5
Ireland Revenues	$22.5	$22.2
Ireland Revenues as a % of Total	2%	2%
United States Revenues	$1,025.6	$946.9
United States Revenues as a % of Total	74%	74%
International Revenues	$342.9	$310.4
International Revenues as a % of Total	24%	24%

Segment Data - Continuing Operations	FY 2026	FY 2025
	YTD	YTD
Healthcare
Revenues
Consumables	$358.9	$343.4
Service	388.5	$343.2
Total Recurring	$747.4	$686.6
Capital Equipment	227.3	214.6
Total Healthcare Revenues	$974.7	$901.2
Segment Operating Income	$235.5	$216.9
AST
Revenues
Service	$279.6	$248.7
Capital Equipment	1.6	1.1
Total AST Revenues	$281.2	$249.8
Segment Operating Income	$136.7	$117.7
Life Sciences
Revenues
Consumables	$75.3	$69.8
Service	33.3	$32.2
Total Recurring	$108.6	$102.0
Capital Equipment	26.6	26.5
Total Life Sciences Revenues	$135.2	128.5
Segment Operating Income	$58.7	$52.6

Corporate Operating Loss	$(114.0)	$(101.8)

Other Data	FY 2026	FY 2025
	YTD	YTD
Healthcare Backlog	$403.5	$362.0
Life Sciences Backlog	111.0	72.2
Total Backlog - Continuing Operations	$514.5	$434.2

As reported, U.S. GAAP Income Tax Rate - Continuing Operations	23.3%	20.1%
Adjusted Income Tax Rate - Continuing Operations	23.5%	21.3%
As reported, U.S. GAAP Income Tax Rate - Discontinued Operations	—%	21.4%
Adjusted Income Tax Rate - Discontinued Operations	—%	26.8%

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.